Exhibit 10.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 20, 2014, by and among Level 5 Beverage Company, Inc. (the “Buyer”), a subsidiary of Minerco Resources, Inc., and Vitamin Creamer LP, a limited partnership (the “Seller”).

R E C I T A L S:

WHEREAS Seller is the owner of (i) the “Vitamin Creamer” trademark ,  U.S. registered trademark Registration No. 4404886 (the “Trademark”);

WHEREAS Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest to the (i) the Trademark, and (ii) formulas and certain other intellectual property rights related to the Products (defined below), all upon the terms and subject to conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1  Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“AAA” means the American Arbitration Association.

“Acquired IP” has the meaning given to such term in Section 2.1.

“Affiliate” or “affiliate” of any specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and in any event shall be deemed to include (a) any Person who directly or indirectly owns or controls ten percent (10%) or more of the common equity of, or right to vote on ordinary matters for, the specified Person and (b) any officer or director of the specified Person.

 “Holdback Amount” has the meaning given to such term in Section 3.1(a).

 “Indemnified Party” means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of this Agreement.

 “Indemnifying Party” means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 11 of this Agreement.

“Transaction Documents” means this Agreement, the Intellectual Property Assignment Agreement, and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

ARTICLE 2

PURCHASE AND SALE

2.1  Acquired IP.

(a) On the terms, and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Seller all of the right, title and interest of the Seller in and to the following assets, properties and rights (the “Acquired IP”):

The “Vitamin Creamer” trademark (registered trademark Registration No. 4404886),

including all common law rights, together with all goodwill relating to the foregoing;

 The trade dress, designs, logos, trade names, UPC codes, and general intangibles of like nature, whether or not registered, relating to the Products;

 Formulas, trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), with respect to the Products;

 The web sites and domain names related to the Acquired IP;

 All rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Acquired IP set forth above; and

 All common law rights with respect to the Acquired IP set forth above.

               (b)  Acquired IP Free of Liens. All of the Acquired IP shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all pledges, liens, encumbrances, mortgages (“Liens”).

2.2  Excluded Assets.  The Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, any assets of the Seller other than the Acquired IP.

2.3  No Assumed Liabilities. The Buyer shall not assume any liabilities of the Seller

ARTICLE 3

PURCHASE PRICE

3.1  Purchase Price. The aggregate purchase price for the Acquired IP shall consist of:

(a) Cash: One Hundred Thousand Dollars ($100,000) in cash, of which Fifty Thousand Dollars ($50,000) will be paid to Seller upon execution of this Agreement, and Fifty Thousand Dollars ($50,000) (the “Holdback Amount”) will be paid to Seller within 24 months of the Closing Date of this Agreement by wire transfer of immediately available funds to a bank account or accounts as shall be designated in writing by the Seller to Buyer, and

(b) Equity: a five percent (5%) equity interest, in perpetuity, in any and all net profits (after deduction of all expenses) of Buyer related to the Acquired IP, to be issued to Seller quarterly within sixty days of the end of each quarter, and

(c) Buyer’s Marketing Spend: ten percent (10%) of any and all marketing dollars paid by Buyer, solely in marketing the Acquired IP, inuring directly to the benefit of Quintin Crye’s Racing Team(s).

3.2     Delivery of Documents.  Seller shall deliver to Buyer documentation evidencing the assignment of the Trademark as filed with the U.S. Patent and Trademark Office and evidence of the transfer of any domain name from the hosting entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer as follows:

4.1  Authority.   The Seller is duly organized, validly existing and in good standing under the laws of its state of organization. The Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Seller has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligations, enforceable against Seller in accordance with this Agreement.

4.2  Governmental Consents.  There are no approvals or consents of any governmental authorities under any applicable law necessary or required in connection with the execution and delivery by the Seller for the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of (i) any of the terms or provisions of Seller's Articles of Formation or Partnership Agreement; or (ii) of any indenture, agreement, judgment, decree or other instrument or restriction to which Seller is a party or by which Seller or any of the Acquired IP may be bound or affected, except in the case of clause (ii) where such breach, violation or default would not have a material adverse effect on the Acquired IP.

4.3  Litigation, etc.  There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations, pending or threatened (a) relating to or affecting the Seller or the Acquired IP, or (b) challenging in any respect the validity of this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby or the use of the Acquired IP after the Closing by Buyer.  There are no facts or circumstances that may give rise to any of the foregoing.

4.4  Ownership and Transfer of Acquired IP.  (a) The Seller has good and marketable title to all of the Acquired IP, and such Acquired IP is free and clear of all Liens.  The Seller has the unrestricted right to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Acquired IP without penalty or other adverse consequences, and upon Closing, Buyer will own all of such Acquired IP free and clear of all Liens.  The Seller has not interfered with, infringed upon, misappropriated, or violated any intellectual property of third parties in any material respect, nor has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any Acquired IP. There are no other agreements between Seller and any third party with respect to the sale of the Acquired IP. Seller has no present or known future obligation or requirement to compensate any person with respect to the Acquired IP.   Seller is currently solvent and able to pay its obligations when they come due.

4.5  Brokers, Finders, etc.  The Seller is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

4.6  No Misstatements or Omissions.  No representation or warranty made in this Agreement in connection with this Agreement by the Seller is false or misleading as to any material fact, or omits to state a fact required to make any of the representations or warranties made herein or statements made therein not misleading in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

5.1  Authority.  Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Buyer has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with this Agreement.

5.2  Reporting.  Buyer shall provide full financial and accounting reports to Seller on a quarterly basis for all activity and products related to the Acquired IP. Additionally, Buyer shall provide access to its records related to the Acquired IP, at reasonable times, pursuant to written notice by Seller.

5.3  Governmental Consents.  There are no Consents under applicable Law necessary or required in connection with the execution and delivery by Buyer of this Agreement, the performance of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby.

5.4  Litigation, etc.  There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or threatened against Buyer challenging in any material respect the validity of this Agreement or the transactions contemplated hereby.

5.5  Brokers, Finders, etc.  Buyer is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, or the transactions contemplated hereby.

ARTICLE 6

TERMINATION OF AGREEMENT

6.1  Termination.  Without prejudice to the other remedies which may be available to the Parties under Law or under this Agreement, this Agreement may be terminated pursuant to the following terms:

(a) by the mutual written consent of the Seller and Buyer;

(b) by the Seller, upon written notice, if the Buyer fails to comply in full with the provisions of Article 3.1(a), whereby Buyer is obligated to transfer the Holdback Amount of Fifty-Thousand Dollars ($50,000) to Seller within 24 months of the date of this Agreement. Upon termination under this provision, all right, title and interest in all Acquired IP shall immediately revert to Seller. In such a termination circumstance, Buyer shall have no right to receive any refund of the original Fifty-Thousand dollars ($50,000) paid to Seller upon execution of this Agreement, to any amounts paid to Seller under Article 3.1(b), Equity, or to any amounts used to fulfill the obligations under Article 3.1(c), Marketing Spend. Upon such a termination circumstance as contemplated herein, the Buyer shall have no more rights, title or interests in any of the Acquired IP and Seller shall be free to offer the Acquired IP to third parties or use the Acquired IP itself for any purposes whatsoever. Regardless of the reversion of the Acquired IP to Seller under this Article 7.1(b), Seller shall maintain its rights under Article 3.1(b) to continue to receive five-percent (5%) of all net profits of Buyer related to the Acquired IP in perpetuity.

ARTICLE 7

INDEMNIFICATION

Indemnification. The parties agree to indemnify, defend and hold harmless the other and each of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns from and against any and all liabilities, losses damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’ fees), judgments, settlements, interest and penalties  incurred as a result of, arising out of or in respect of any breach by the other party of any of its representations and warranties contained in this Agreement, or the failure by the other party to perform any of their covenants or agreements contained in this Agreement.

ARTICLE 8

GENERAL

8.1 Notices.  All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by email (with confirmation of transmission) or (d) three (3) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

If to Seller:	Vitamin Creamer LP c/o Jill Birkmann, Esq. 12604 Manor Drive Hawthorne, CA 90250 jill@powerbrands.us

If to Buyer:	Level Five Beverage Company, Inc. 800 Bering Drive, Suite #250 Houston, Texas 77057 Attention: V. Scott Vanis

with a copy (for informational purposes only) to:

Gracin & Marlow, LLP 405 Lexington Avenue, 26th Floor New York, New York 10174 Telephone: (212) 907-6457 Facsimile: (212) 208-4657 Attention: Leslie Marlow, Esq.

or to such other address as any Party shall designate by written notice to the other Parties hereto in accordance herewith.

8.2  Non-Assignability.  This Agreement shall not be assigned by the Seller or Buyer, without the express prior written consent of the other, and any attempted assignment without such consents shall be null and void. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

8.3  Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Seller and Buyer.  No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

8.4  No Third Party Beneficiaries.  Nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

8.5  Governing Law.  This Agreement and the other related transaction documents (“Transaction Documents”) (except as expressly provided therein) shall be governed by, and construed in accordance with, the laws of the State of California applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

8.6  Disputes.  (a)  Except for requests for injunctive or other equitable relief and the enforcement of the award of the arbitrators under this Section 8.6, all disputes arising in connection with this Agreement, any other Transaction Document or the subject matters hereof and thereof (including the scope of this agreement to arbitrate) shall be resolved by binding arbitration which shall be administered by AAA in accordance with AAA’s Commercial Arbitration Rules.  The arbitration shall be conducted and the award shall be rendered in Los Angeles, California or such other place as the parties to the arbitration agree.  Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the Law of the State of California and the provisions of this Agreement or the other Transaction Document in question.

(b) The expenses of arbitration (including fees and expenses of counsel) shall be borne by each party or apportioned in accordance with the award of the arbitrators.  Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 8.1.  The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

8.7   Consent to Jurisdiction.  Subject to the arbitration requirements and other provisions of Section 8, the Parties irrevocably agree that all actions arising under or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be brought exclusively in any United States District Court or California State Court located in Los Angeles, California having subject matter jurisdiction over such matters, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue of such courts for purposes of such action.

8.8  Entire Agreement.   This Agreement sets forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

8.9  Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

8.10  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The Parties to this Agreement need not execute the same counterpart.

[Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

VITAMIN CREAMER, LP

By:	/s/ Darin Ezra
Name: Darin Ezra
Title: Partner

By:	/s/ Quintin Crye
Name: Quintin Crye
Title: Partner

By:	/s/ Jill Birkmann
Name: Jill Birkmann
Title: Partner

LEVEL 5 BEVERAGE COMPANY, INC.

By:	/s/ V. Scott Vanis
Name: V. Scott Vanis
Title: Chief Executive Officer